Exhibit 99.2

Contact:    Media Contact:
            Erica Keane
            Hill & Knowlton
            (212) 885-0332
            Erica.keane@hillandknowlton.com

            Investor Relations Contact:
            Roxanne Butler
            (877) 834-0606
            Investor.Relations@iflyata.com

Immediate Release

     David M. Wing Returns as Chief Financial Officer of ATA Holdings Corp.

INDIANAPOLIS, October 25,2004 -- ATA Holdings Corp. (NASDAQ: ATAH) Chairman, President and CEO, George Mikelsons, today announced that David M. Wing has agreed to rejoin the Company as Executive Vice President and Chief Financial Officer. Wing previously served as the Company's Executive Vice President and Chief Financial Officer from March 2003 until June of this year. On June 28, 2004, the Company announced that Wing had left the Company to pursue other interests.

"We are extremely pleased that Dave has decided to rejoin us," said Mikelsons. "Dave's extensive experience, skills and knowledge of the Company and the airline industry will be extremely valuable during this difficult period in our history."

Wing served as ATA's Vice President and Controller from 1994 to 2003. In March 2003, Wing was promoted to Executive Vice President and CFO, a position he held until June 2004. In January 2004, during his previous tenure as Executive Vice President and CFO, Wing led a successful restructuring of the Company's long-term debt and aircraft leases. Upon returning to the Company, Wing will once again report to Mikelsons and will have responsibility for all corporate finance, treasury, accounting, financial reporting, budgeting, and SEC compliance activities as well as tax planning, financial forecasting and measurement of business segment profitability.

For   more   information   about   the   Company,   visit   the   web   site  at
http://www.ata.com.


About ATA Airlines
Now in its 31st year of operation, ATA (Nasdaq: ATAH) is the nation's 10th largest passenger carrier (based on revenue passenger miles) and one of the nation's largest low-fare carriers. ATA has one of the youngest, most fuel-efficient fleets among the major carriers, featuring the new Boeing 737-800 and 757-300 aircraft. The airline operates significant scheduled service from Chicago-Midway, Hawaii, Indianapolis, New York and San Francisco to over 40 business and vacation destinations. Stock of parent company, ATA Holdings Corp., is traded on the Nasdaq Stock Exchange. For more information, visit the web site http://www.ata.com.

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